FOR IMMEDIATE RELEASE                                         WWW.QUINTILES.COM

CONTACT: Pat Grebe, Media Relations (pgrebe@qrtp.quintiles.com)
         (919) 998 2031
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 998 2009

       QUINTILES REPORTS NET REVENUE OF $499 MILLION FOR 4TH QUARTER 1999,
             INCLUDING RESULTS FROM ENVOY, A 29% INCREASE FROM 1998

o CORRESPONDING NET REVENUE FOR THE YEAR WAS $1.83 BILLION, A 30% INCREASE OVER NET REVENUE OF $1.4 BILLION FOR 1998

o EXPECTS TO TAKE $55 MILLION RESTRUCTURING CHARGE AS PART OF PROGRAM TO IMPROVE EFFICIENCY, WITH RESULTING COST-SAVINGS TARGETED TO BE $40 MILLION TO $50 MILLION ANNUALLY

RESEARCH TRIANGLE PARK, N.C. - January 26, 2000 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced record financial results for the quarter and year ended December 31, 1999. Net revenue for the fourth quarter 1999, including results from ENVOY Corporation, increased 29% to $499.4 million, from $386.2 million for the fourth quarter 1998. Net income grew 10% to $34.5 million versus $31.3 million for the 1998 fourth quarter, excluding transaction costs incurred in 1998 and 1999, and excluding amortization of certain acquired intangible asset costs incurred in 1998. Excluding these costs, diluted earnings per share grew 6% to $0.30 compared to $0.28 for the fourth quarter 1998. Including these costs, net income grew 38% to $34.3 million versus $25 million for the 1998 fourth quarter; and diluted earnings per share grew 32% to $0.30 compared to $0.22 for the fourth quarter 1998. Fourth quarter 1998 results were restated for acquisitions completed during 1999 that were accounted for as poolings of interests.

Net revenue for the year, including ENVOY, was $1.83 billion, a 30% increase over net revenue of $1.4 billion for 1998. Net income grew 24% to $139.3 million from $112.3 million for 1998, excluding transaction costs incurred in 1998 and 1999, and excluding amortization of certain acquired intangible asset costs incurred in 1998. Excluding these costs, diluted earnings per share grew 19% to $1.20 compared to $1.01 for 1998. Including these costs, net income grew 23% to $109.3 million from $88.6 million for 1998; and diluted earnings per share grew 18% to $0.94 compared to $0.80 for 1998. The 1998 results were restated for acquisitions completed during 1999 that were accounted for as poolings of interests.

On Monday, Quintiles announced a definitive agreement to sell its ENVOY subsidiary to Healtheon/WebMD for $400 million cash and 35 million shares of Healtheon/WebMD stock, as well as agreements regarding Quintiles' ownership of data rights and Internet development. The sale of ENVOY to Healtheon/WebMD is expected to be completed in first or second quarter of this year.

Treating ENVOY as a discontinued operation in future Securities and Exchange Commission filings will modify the financial discussion in the preceding paragraphs and an illustration of these modifications is attached in tables two and three.

"We are pleased to have met analysts' consensus expectations for the fourth quarter and by our strong revenue growth of 30% for the year," said Dennis Gillings, Ph.D., Chairman and Chief Executive Officer of Quintiles Transnational Corp. "In order to improve margins and prepare ourselves for opportunities in the years ahead, we are restructuring our operations. We've not had to make a restructuring decision like this before. It was a very difficult decision to make, but we felt this was the time to align our people skills with our expected future customer demands and our newly launched Internet strategy.

"Overall, 1999 was both a difficult year and a year in which we have gained the high ground. We believe our Internet strategy, upon closing of the Healtheon/WebMD transaction, will catapult us into Web-based leadership in the pharma industry through our planned joint development project. Our EDI (electronic data interchange) business has moved to a large balance sheet investment, also in Healtheon/WebMD, and received solid Wall Street approval upon announcement. Our informatics business should be turbocharged by our data agreements upon closing. Our fourth quarter revenue growth was higher than recent market expectations, but we disappointed on third quarter 1999 earnings. We anticipate the restructuring we are announcing will help earnings during the next two and one-half years, by which time we expect our Internet initiative to be kicking in, which is designed to move profitability higher in drug development and commercialization services. Our newly formed business groups, Early Development and Integrated Strategic Solutions, are targeting a large pipeline of pharma products and a unique market opportunity to integrate health economics, consulting, marketing studies and communications services. Moreover, completion of the Healtheon/WebMD transaction should enable us to participate in the Direct-to-Consumer business to enhance our pharma commercialization services. The perfect 1999 would have been to report earnings upside as well as all these strategic opportunities, but still we believe we enter year 2000 a much stronger company with cutting edge growth potential in the Internet era."

As part of this restructuring, Quintiles expects to take a one-time restructuring charge of approximately $55 million in first quarter 2000. The restructuring charge consists primarily of severance and lease termination costs related to the consolidation of offices. Quintiles' work force, which is expected to be about 19,000 after the close of the ENVOY transaction, will be reduced by approximately 800 positions globally, with most of those reductions in the Product Development service group. This restructuring is targeted to result in annualized cost savings of $40 million to $50 million, of which $30 million to $35 million are targeted to be realized in 2000. Affected employees will receive benefit packages and severance packages based on length of employment, as well as outplacement services.

"We're taking steps to streamline by consolidating operations and giving our customers better and faster service," Gillings said. "For example, we are implementing a `shared services' environment whereby our finance, human resources and information technology services will be consolidated worldwide. We also are taking a more centralized approach to the Product Development group's clinical data management, regulatory and drug safety, and business development functions.

"In addition to the restructuring, we plan to maximize the opportunities created by our strategic alliance with Healtheon/WebMD, which we announced on Monday, to develop and market a new generation of Web-based products and services designed to bring Internet speed and efficiency to the drug development and marketing process."

Commenting on prospects for 2000, Gillings said: "At year end our backlog of signed and won business was $2.2 billion as a result of $961 million in net new business wins in the second half of 1999. This made our backlog 17% higher than it was at the end of 1998. You may recall that new business wins in the second half of 1998 were extremely strong. Based on our current backlog, we are targeting 20% to 25% earnings growth for the year, and we expect that growth in the second half will exceed growth in the first half."

Quintiles Transnational Corp. improves healthcare by bringing new medicines to patients faster and providing knowledge-rich medical and drug data to advance the quality and cost effectiveness of healthcare. Quintiles is the global market leader in helping pharmaceutical, biotechnology and medical device companies market and sell their products; and we provide insightful market research solutions and strategic analyses to support healthcare decisions. Headquartered near Research Triangle Park, North Carolina, Quintiles employs a global workforce operating from offices in 31 countries. Quintiles Transnational is a member of the S&P 500, Fortune 1000 and Nasdaq 100. For more information visit www.quintiles.com.

Information in this press release contains "forward-looking statements" about a number of matters, including the planned restructuring, the Healtheon/WebMD transaction, our Internet strategy, and targeted financial results during various periods in 2000. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to efficiently distribute backlog among therapeutic business units and match demand to resources, actual operating performance, the actual savings and operating improvements resulting from the restructuring, the ability to maintain large client contracts or to enter into new contracts, the ability to create data products from data licensed to us, the ability to operate successfully in new lines of business, the ability of the recently combined businesses to be integrated with Quintiles' current operations and, with respect to our proposed transaction with Healtheon/WebMD, actual completion of the transaction, risks associated with Healtheon/WebMD's business as set forth in its filings with the Securities and Exchange Commission, and final accounting treatment, which is subject to regulatory review. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

                                     # # #

TABLE I

PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME**
ENVOY INCLUDED IN CONTINUING OPERATIONS***
(Unaudited)

                                                Three Months Ended December 31    Twelve Months Ended December 31
                                                     1999           1998*           1999*               1998*
                                                   --------       --------       ----------          ----------
In thousands, except per share data

Net revenue                                         499,441        386,179        1,826,995           1,403,719

Costs and expenses:
     Direct                                         270,732        200,356          955,104             725,279
     General and administrative                     158,275        117,880          572,634             434,394
     Depreciation and amortization                   26,451         19,274           97,807              72,476
                                                   --------       --------       ----------          ----------
Total costs and expenses                            455,458        337,510        1,625,545           1,232,149
                                                   --------       --------       ----------          ----------
Income from operations                               43,983         48,669          201,450             171,570

Total other income (expense)                          3,490           (138)           5,941                (861)
                                                   --------       --------       ----------          ----------

Income before income taxes                           47,473         48,531          207,391             170,709
Income taxes                                         12,941         17,185           68,057              58,405
                                                   --------       --------       ----------          ----------

Net income                                         $ 34,532       $ 31,346       $  139,334          $  112,304
                                                   ========       ========       ==========          ==========

Basic net income per share:                        $   0.30       $   0.30       $     1.23          $     1.07

Diluted net income per share:                      $   0.30       $   0.28       $     1.20          $     1.01
                                                   ========       ========       ==========          ==========

Shares used in computing net income per share
          Basic                                     115,103        105,632          113,525             104,799
          Diluted                                   116,195        111,491          115,687             110,879

* Restated to include ENVOY, Niehaus & Botha, SMG and Minerva which were acquired in 1999 in transactions accounted for as poolings of interests.
** Excludes transactions costs. Also excludes amortization of certain acquired intangible assets of $3.7 million and $20.3 million for the twelve months ended December 31, 1999 and 1998, respectively. As of March 31, 1999, these certain acquired intangible assets were fully amortized.
*** In light of the impending sale of ENVOY, Quintiles' treatment of its acquisition of ENVOY as a pooling of interests is subject to regulatory review.

TABLE 2

PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME**
ENVOY AS DISCONTINUED OPERATIONS
(Unaudited)

                                                  Three Months Ended December 31   Twelve Months Ended December 31
                                                        1999           1998*            1999*           1998*
                                                      --------       --------        ----------       ----------
In thousands, except per share data

Net revenue                                            442,609        335,725         1,607,087        1,221,776

Costs and expenses:
     Direct                                            252,693        176,409           883,274          640,764
     General and administrative                        139,864        107,518           505,166          394,432
     Depreciation and amortization                      22,666         15,376            82,292           57,191
                                                      --------       --------        ----------       ----------
Total costs and expenses                               415,223        299,303         1,470,732        1,092,387
                                                      --------       --------        ----------       ----------
Income from operations                                  27,386         36,422           136,355          129,389

Total other income (expense)                             3,522           (258)            5,877             (347)
                                                      --------       --------        ----------       ----------

Income before income taxes                              30,908         36,164           142,232          129,042
Income taxes                                             6,529         10,357            42,742           39,924
                                                      --------       --------        ----------       ----------

Income from continuing operations                       24,379         25,807            99,490           89,118
Income from operations of ENVOY, net of taxes***        10,153          5,539            39,844           23,186
                                                      --------       --------        ----------       ----------

Net income                                            $ 34,532      $  31,346        $  139,334       $  112,304
                                                      ========      =========        ==========       ==========

Basic net income per share:
     Income from continuing operations                $   0.21      $    0.24        $     0.88       $     0.85
     Income from operations of ENVOY                  $   0.09      $    0.05        $     0.35       $     0.22
                                                      --------       --------        ----------       ----------
     Basic net income per share                       $   0.30      $    0.30        $     1.23       $     1.07
                                                      ========      =========        ==========       ==========

Diluted net income per share:
     Income from continuing operations                $   0.21      $    0.23        $     0.86       $     0.80
     Income from operations of ENVOY                  $   0.09      $    0.05        $     0.34       $     0.21
                                                      --------      ---------        ----------       ----------
   Diluted net income per share                       $   0.30      $    0.28        $     1.20       $     1.01
                                                      ========      =========        ==========       ==========

Shares used in computing net income per share
          Basic                                        115,103        105,632           113,525          104,799
          Diluted                                      116,195        111,491           115,687          110,879

* Restated to include Niehaus & Botha, SMG and Minerva which were acquired in 1999 in transactions accounted for as poolings of interests.
** Excludes transactions costs. Also excludes amortization of certain acquired intangible assets of $3.7 million and $20.3 million for the twelve months ended December 31, 1999 and 1998, respectively. As of March 31, 1999, these certain acquired intangible assets were fully amortized.
*** In light of the impending sale of ENVOY, Quintiles' treatment of its acquisition of ENVOY as a pooling of interests is subject to regulatory review.

TABLE 3

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
ENVOY AS DISCONTINUED OPERATIONS
(Unaudited)

                                                    Three Months Ended December 31   Twelve Months Ended December 31
                                                        1999            1998*             1999*          1998*
                                                      --------        --------        ----------        ----------
In thousands, except per share data
Net revenue                                            442,609         335,725         1,607,087         1,221,776

Costs and expenses:
     Direct                                            252,693         176,409           883,274           640,764
     General and administrative                        139,864         107,518           505,166           394,432
     Depreciation and amortization                      22,666          15,376            82,292            57,191
                                                      --------        --------        ----------        ----------
Total costs and expenses                               415,223         299,303         1,470,732         1,092,387
                                                      --------        --------        ----------        ----------
Income from operations                                  27,386          36,422           136,355           129,389

Transaction costs                                         (214)         (1,329)          (26,322)           (3,475)
Other income (expense)                                   3,522            (258)            5,877              (347)
                                                      --------        --------        ----------        ----------
Total other income (expense)                             3,308          (1,587)          (20,445)           (3,822)
                                                      --------        --------        ----------        ----------

Income before income taxes                              30,694          34,835           115,910           125,567
Income taxes                                             6,529          10,357            42,742            39,924
                                                      --------        --------        ----------        ----------

Income from continuing operations                       24,165          24,478            73,168            85,643
Income from operations of ENVOY, net of taxes**         10,153             474            36,123             2,926
                                                      --------        --------        ----------        ----------

Net income                                            $ 34,318        $ 24,952        $  109,291        $   88,569
                                                      ========        ========        ==========        ==========

Basic net income per share:
     Income from continuing operations                $   0.21        $   0.23        $     0.64        $     0.82
     Income from operations of ENVOY                  $   0.09        $   0.00        $     0.32        $     0.03
                                                      --------        --------        ----------        ----------
     Basic net income per share                       $   0.30        $   0.24        $     0.96        $     0.85
                                                      ========        ========        ==========        ==========

Diluted net income per share:
     Income from continuing operations                $   0.21        $   0.22        $     0.63        $     0.77
     Income from operations of ENVOY                  $   0.09        $   0.00        $     0.31        $     0.03
                                                      --------        --------        ----------        ----------
   Diluted net income per share                       $   0.30        $   0.22        $     0.94        $     0.80
                                                      ========        ========        ==========        ==========


Shares used in computing net income per share
          Basic                                        115,103         105,632           113,525           104,799
          Diluted                                      116,195         111,491           115,687           110,879

* Restated to include Niehaus & Botha, SMG and Minerva which were acquired in 1999 in transactions accounted for as poolings of interests.
** In light of the impending sale of ENVOY, Quintiles' treatment of its acquisition of ENVOY as a pooling of interests is subject to regulatory review.